Exhibit 10.3

ADMINISTRATION AGREEMENT

by and between

VIRGINIA ELECTRIC AND POWER COMPANY,

as Administrator

and

Virginia Power Fuel Securitization, LLC,

as Issuer

Dated as of February 14, 2024

This ADMINISTRATION AGREEMENT, dated as of February 14, 2024, is entered into by and between Virginia Electric and Power Company, a Virginia corporation, as administrator (the “Administrator”), and Virginia Power Fuel Securitization, LLC, a Delaware limited liability company (the “Issuer”).

Capitalized terms used but not otherwise defined in this Administration Agreement shall have the respective meanings given to such terms in Appendix A, which is hereby incorporated by reference into this Administration Agreement as if set forth fully in this Administration Agreement. Not all terms defined in Appendix A are used in this Administration Agreement. The rules of construction set forth in Appendix A shall apply to this Administration Agreement and are hereby incorporated by reference into this Administration Agreement as if set forth fully in this Administration Agreement.

W I T N E S S E T H:

WHEREAS, the Issuer is issuing Deferred Fuel Cost Bonds pursuant to the Indenture;

WHEREAS, the Issuer has entered into certain other agreements in connection with the issuance of Deferred Fuel Cost Bonds, including the other Basic Documents to which the Issuer is a party;

WHEREAS, pursuant to the Basic Documents, the Issuer is required to perform, or cause to be performed, certain duties in connection with the Basic Documents, the Deferred Fuel Cost Bonds and the Deferred Fuel Cost Collateral pledged to the Indenture Trustee pursuant to the Indenture;

WHEREAS, the Issuer has no employees, other than its officers and managers, and does not intend to hire any employees, and consequently desires to have the Administrator perform certain of the duties of the Issuer referred to above and to provide such additional services consistent with the terms of this Administration Agreement and the other Basic Documents as the Issuer may from time to time request; and

WHEREAS, the Administrator has the capacity to provide the services and the facilities required hereby and is willing to perform such services and provide such facilities for the Issuer on the terms set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1 Duties of the Administrator; Management Services. The Administrator hereby agrees to provide the following corporate management services to the Issuer and to cause third parties to provide professional services required for or contemplated by such services in accordance with the provisions of this Administration Agreement:

(a) furnish the Issuer with ordinary clerical, bookkeeping and other corporate administrative services necessary or appropriate for the Issuer, including the following services:

(i) maintain at the Premises (as defined below) general accounting records of the Issuer (the “Account Records”), subject to year-end audit, in accordance with generally accepted accounting principles, separate and apart from its own accounting records, prepare or cause to be prepared such quarterly and annual financial statements as may be necessary or appropriate and arrange for year-end audits of the Issuer’s financial statements by the Issuer’s independent auditor (to the extent required by applicable law);

(ii) prepare and, after execution by the Issuer, file with the SEC and any applicable state agencies documents required to be filed by the Issuer with the SEC and any applicable state agencies, including periodic reports required to be filed under the Exchange Act;

(iii) prepare for execution by the Issuer and cause to be filed such income, franchise or other tax returns of the Issuer as shall be required to be filed by applicable law (the “Tax Returns”) and cause to be paid on behalf of the Issuer from the Issuer’s funds any taxes required to be paid by the Issuer under applicable law;

(iv) prepare or cause to be prepared for execution by the Managers minutes of the meetings of the Managers and such other documents deemed appropriate by the Issuer to maintain the separate limited liability company existence and good standing of the Issuer (the “Company Minutes”) or otherwise required under the Basic Documents (together with the Account Records, the Tax Returns, the Company Minutes, the LLC Agreement and the Certificate of Formation, the “Issuer Documents”) and any other documents deliverable by the Issuer thereunder or in connection therewith; and

(v) hold, maintain and preserve at the Premises (or such other place as shall be required by any of the Basic Documents) executed copies (to the extent applicable) of the Issuer Documents and other documents executed by the Issuer thereunder or in connection therewith;

(b) take such actions on behalf of the Issuer as are necessary or appropriate for the Issuer to keep in full effect its existence, rights and franchises as a limited liability company under the laws of the State of Delaware and obtain and preserve its qualification to do business in each jurisdiction in which it becomes necessary to be so qualified;

(c) take such actions on the behalf of the Issuer as are necessary or appropriate for the issuance and delivery of the Deferred Fuel Cost Bonds;

(d) provide for the performance by the Issuer of its obligations under each of the Basic Documents, and prepare, or cause to be prepared, all documents, reports, filings, instruments, notices, certificates and opinions that it shall be the duty of the Issuer to prepare, file or deliver pursuant to the Basic Documents;

(e) to the full extent allowable under applicable law, enforce each of the rights of the Issuer under the Basic Documents, at the direction of the Indenture Trustee;

(f) provide for the defense, at the direction of the Managers, of any action, suit or proceeding brought against the Issuer or affecting the Issuer or any of its assets;

(g) provide office space (the “Premises”) for the Issuer and such reasonable ancillary services as are necessary to carry out the obligations of the Administrator hereunder, including telecopying, duplicating and word processing services;

(h) undertake such other administrative services as may be necessary, appropriate or requested by the Issuer; and

(i) provide such other services as are incidental to the foregoing or as the Issuer and the Administrator may agree.

In providing the services under this Section 1 and as otherwise provided under this Administration Agreement, the Administrator will not knowingly take any actions on behalf of the Issuer that (i) the Issuer is prohibited from taking under, or that would cause the Issuer to be in violation of, the Basic Documents, or (ii) would cause the Issuer to be in violation of any U.S. federal, state or local law.

In performing its duties hereunder, the Administrator shall use the same degree of care and diligence that the Administrator exercises with respect to performing such duties for its own account.

Section 2 Compensation. As compensation for the performance of the Administrator’s obligations under this Administration Agreement (including the compensation of Persons serving as Manager(s), other than the Independent Manager(s), and officers of the Issuer, but, for the avoidance of doubt, excluding the performance by the Administrator of its obligations in its capacity as Servicer, to the extent the Administrator is serving as the Servicer during the applicable period), the Administrator shall be entitled to $100,000 annually (the “Administration Fee”), payable by or on behalf of the Issuer in installments of $50,000 on each Payment Date, except that the amount of the fee to be paid on the first Payment Date shall be calculated based on the number of days that this Administration Agreement has been in effect as of such date. In addition, the Administrator shall be entitled to be reimbursed by the Issuer for all costs and expenses of services performed by unaffiliated third parties and actually incurred by the Administrator in connection with the performance of its obligations under this Administration Agreement in accordance with Section 3 (but, for the avoidance of doubt, excluding any such costs and expenses incurred by the Administrator in its capacity as Servicer to the extent the Administrator is then serving as the Servicer), to the extent that such costs and expenses are supported by invoices or other customary documentation and are reasonably allocated to the Issuer (“Reimbursable Expenses”).

Section 3 Third-Party Services. Any services required for or contemplated by the performance of the above-referenced services by the Administrator to be provided by unaffiliated third parties (including independent auditor’s fees and outside legal counsel fees) may, if provided for or otherwise contemplated by the Financing Order and if the Issuer deems it necessary or appropriate, be arranged by the Issuer or by the Administrator at the direction (which may be general or specific) of the Issuer. Costs and expenses associated with the contracting for such third-party professional services may be paid directly by the Issuer or paid by the Administrator and reimbursed by the Issuer in accordance with Section 2, or otherwise as the Administrator and the Issuer may mutually arrange.

Section 4 Additional Information to be Furnished to the Issuer. The Administrator shall furnish to the Issuer from time to time such additional information regarding the Deferred Fuel Cost Collateral as the Issuer shall reasonably request.

Section 5 Independence of the Administrator. For all purposes of this Administration Agreement, the Administrator shall be an independent contractor and shall not be subject to the supervision of the Issuer with respect to the manner in which it accomplishes the performance of its obligations hereunder. Unless expressly authorized by the Issuer, the Administrator shall have no authority, and shall not hold itself out as having the authority, to act for or represent the Issuer in any way and shall not otherwise be deemed an agent of the Issuer.

Section 6 No Joint Venture. Nothing contained in this Administration Agreement (a) shall constitute the Administrator and the Issuer as partners or co-members of any partnership, joint venture, association, syndicate, unincorporated business or other separate entity, (b) shall be construed to impose any liability as such on either of them or (c) shall be deemed to confer on either of them any express, implied or apparent authority to incur any obligation or liability on behalf of the other.

Section 7 Other Activities of Administrator. Nothing herein shall prevent the Administrator or any of its shareholders, directors, officers, subsidiaries, other affiliates or other employees from engaging in other businesses or, in its sole discretion, from acting in a similar capacity as an administrator for any other Person even though such Person may engage in business activities similar to those of the Issuer.

Section 8 Term of Agreement; Resignation and Removal of Administrator.

(a) This Administration Agreement shall continue in force until the payment in full of the Deferred Fuel Cost Bonds and any other amount that may become due and payable under the Indenture, upon which event this Administration Agreement shall automatically terminate.

(b) Subject to Section 8(e) and Section 8(f), the Administrator may resign its duties hereunder by providing the Issuer and the Rating Agencies with at least 60 days’ prior written notice.

(c) Subject to Section 8(e) and Section 8(f), the Issuer may remove the Administrator without cause by providing the Administrator and the Rating Agencies with at least 60 days’ prior written notice.

(d) Subject to Section 8(e) and Section 8(f), at the sole option of the Issuer, the Administrator may be removed immediately upon written notice of termination from the Issuer to the Administrator and the Rating Agencies if any of the following events shall occur:

(i) the Administrator shall default in the performance of any of its duties under this Administration Agreement and, after notice of such default, shall fail to cure such default within 10 days (or, if such default cannot be cured in such time, shall (A) fail to give within 10 days such assurance of cure as shall be reasonably satisfactory to the Issuer and (B) fail to cure such default within 30 days thereafter);

(ii) a court of competent jurisdiction shall enter a decree or order for relief, and such decree or order shall not have been vacated within 60 days, in respect of the Administrator in any involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or such court shall appoint a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for the Administrator or any substantial part of its property or order the winding-up or liquidation of its affairs; or

(iii) the Administrator shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, shall consent to the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official for the Administrator or any substantial part of its property, shall consent to the taking of possession by any such official of any substantial part of its property, shall make any general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due.

The Administrator agrees that if any of the events specified in clauses (ii) or (iii) of this Section 8(d) shall occur, it shall give written notice thereof to the Issuer and the Indenture Trustee as soon as practicable but in any event within seven days after the happening of such event.

(e) No resignation or removal of the Administrator pursuant to this Section 8 shall be effective until the appointment of a successor Administrator by the Issuer is effective.

(f) The appointment of any successor Administrator by the Issuer shall be effective only after (i) satisfaction of the Rating Agency Condition with respect to the proposed appointment and (ii) receipt from the successor Administrator of an agreement in writing to be bound by the terms of this Administration Agreement in the same manner as the Administrator is bound hereunder.

Section 9 Action upon Termination, Resignation or Removal. Promptly upon the effective date of termination of this Administration Agreement pursuant to Section 8(a), the resignation of the Administrator pursuant to Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or Section 8(d), the Administrator shall be entitled to be paid a pro-rated portion of the annual fee described in Section 2 through the date of such termination, resignation or removal and all Reimbursable Expenses incurred by it through the date of such termination, resignation or removal. The Administrator shall promptly upon any termination pursuant to Section 8(a) deliver to the Issuer all property and documents of or relating to the Deferred Fuel Cost Collateral then in the custody of the Administrator. In the event of the resignation of the Administrator pursuant to Section 8(b) or the removal of the Administrator pursuant to Section 8(c) or Section 8(d), the Administrator shall cooperate with the Issuer and take all reasonable steps requested to assist the Issuer in making an orderly transfer of the duties of the Administrator.

Section 10 Administrator’s Liability. Except as otherwise provided herein, the Administrator assumes no liability other than to render or stand ready to render the services called for herein, and neither the Administrator nor any of its shareholders, directors, officers, subsidiaries, other affiliates or other employees shall be responsible for any action of the Issuer or any of the members, managers, officers, other affiliates or other employees of the Issuer (other than the Administrator itself). The Administrator shall not be liable for, nor shall it have any obligation with regard to, any of the liabilities, whether direct or indirect, absolute or contingent, of the Issuer or any of the members, managers, officers, other affiliates or other employees of the Issuer (other than the Administrator itself).

Section 11 Indemnity.

(a) Subject to the priority of payments set forth in the Indenture, the Issuer shall indemnify the Administrator and its shareholders, directors, officers, other affiliates and other employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not the Administrator is a party thereto) that any of them may pay or incur arising out of or relating to this Administration Agreement and the services called for herein; provided, however, that such indemnity shall not apply to any such loss, claim, damage, penalty, judgment, liability or expense resulting from the Administrator’s gross negligence or willful misconduct in the performance of its obligations hereunder.

(b) The Administrator shall indemnify the Issuer and its members, managers, officers and other employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including all expenses of litigation or preparation therefor whether or not the Issuer is a party thereto) that any of them may incur as a result of the Administrator’s gross negligence or willful misconduct in the performance of its obligations hereunder.

Section 12 Notices.

(a) Any notice, report or other communication given hereunder shall be in writing and shall be effective (i) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (ii) upon receipt when sent by an overnight courier, (iii) on the date personally delivered to an authorized officer of the party to which sent or (iv) on the date transmitted by facsimile or other electronic transmission with a confirmation of receipt in all cases, addressed as follows:

(b) in the case of the Issuer, to Virginia Power Fuel Securitization, LLC, at (i) 120 Tredegar Street, Richmond, Virginia 23219, Telephone: (804) 819-2284, Email:     , Attention: Treasurer and (ii) 120 Tredegar Street, Richmond, Virginia 23219, Telephone: (804) 819-2284, Email:     Attention: Assistant Treasurer;

(c) if to the Administrator, to Virginia Electric and Power Company at (i) 120 Tredegar Street, Richmond, Virginia 23219, Telephone: (804) 819-2284, Email:     , Attention: Treasurer and (ii) 120 Tredegar Street, Richmond, Virginia 23219, Telephone: (804) 819-2284, Email:     Attention: Assistant Treasurer; and

(d) if to the Indenture Trustee, to the Corporate Trust Office.

Each party hereto may, by notice given in accordance herewith to the other party or parties hereto, designate any further or different address to which subsequent notices, reports and other communications shall be sent.

Section 13 Amendments.

(a) This Administration Agreement may be amended in writing by the Administrator and the Issuer with 10 Business Days’ prior written notice given to the Rating Agencies, but without the consent of the Holders, (i) to cure any ambiguity, to correct or supplement any provisions in this Administration Agreement or for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions in this Administration Agreement or of modifying in any manner the rights of the Holders; provided, however, that such action shall not, as evidenced by an Officer’s Certificate delivered to the Issuer and the Indenture Trustee, adversely affect in any material respect the interests of any Holder, or (ii) to conform the provisions hereof to the description of this Administration Agreement in the Prospectus. Promptly after the execution of any such amendment, the Issuer shall furnish a copy of such amendment to each of the Rating Agencies.

(b) This Administration Agreement may also be amended from time to time for any purpose not covered by Section 13(a) above by a written amendment duly executed and delivered by each of the Issuer and the Administrator, with the prior written consent of the Indenture Trustee and the satisfaction of the Rating Agency Condition; provided that any such amendment may not adversely affect the interest of any Holder in any material respect without the consent of Holders of a majority of the Outstanding Amount of the Deferred Fuel Cost Bonds. Promptly after the execution of any such amendment or consent, the Issuer shall furnish copies of such amendment or consent to each of the Rating Agencies.

It shall not be necessary for the consent of Holders pursuant to this Section 13(b) to approve the particular form of any proposed amendment or consent, but it shall be sufficient if such consent shall approve the substance thereof.

Section 14 Successors and Assigns. This Administration Agreement may not be assigned by the Administrator unless such assignment is previously consented to in writing by the Issuer and the Indenture Trustee and the Rating Agency Condition is satisfied in connection therewith. Any assignment with such consent and satisfaction, if accepted by the assignee, shall bind the assignee hereunder in the same manner as the Administrator is bound hereunder. Notwithstanding the foregoing, this Administration Agreement may be assigned by the Administrator without the consent of the Issuer or the Indenture Trustee and without satisfaction of the Rating Agency Condition to a corporation or other organization that is a successor (by merger, reorganization, consolidation or purchase of assets) to the Administrator, including any Permitted Successor; provided that such successor or organization executes and delivers to the Issuer an agreement in which such corporation or other organization agrees to be bound hereunder by the terms of such assignment in the same manner as the Administrator is bound hereunder. Subject to the foregoing, this Administration Agreement shall bind any successors or assigns of the parties hereto. Upon satisfaction of all of the conditions of this Section 14, the preceding Administrator shall automatically and without further notice be released from all of its obligations hereunder.

Section 15 Governing Law. This Administration Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to its conflict of law provisions, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 16 Counterparts. This Administration Agreement may be executed in counterparts, each of which when so executed shall be an original, but all of which together shall constitute but one and the same Administration Agreement. The parties hereto agree that this Administration Agreement may be electronically signed, that any digital or electronic signatures (including pdf, facsimile or electronically imaged signatures provided by AdobeSign, DocuSign, Diligent Board or any other digital signature provider as specified and agreed upon in writing to the other parties) appearing on this Administration Agreement are the same as handwritten signatures for the purposes of validity, enforceability and admissibility, and that delivery of any such electronic signature to, or a signed copy of, this Administration Agreement may be made by facsimile, email or other electronic transmission.

Section 17 Severability. Any provision of this Administration Agreement that is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 18 Nonpetition Covenant. Notwithstanding any prior termination of this Administration Agreement, the Administrator shall not, prior to the date that is one year and one day after payment in full of the Deferred Fuel Cost Bonds or any other amounts owed under the Indenture, acquiesce, petition or otherwise invoke or cause the Issuer to invoke the process of any Governmental Authority for the purpose of commencing or sustaining an involuntary case against the Issuer under any U.S. federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Issuer or any substantial part of the property of the Issuer; or ordering the dissolution, winding up or liquidation of the affairs of the Issuer.

Section 19 Assignment to Indenture Trustee. The Administrator hereby acknowledges and consents to any mortgage, pledge, assignment and grant of a security interest by the Issuer to the Indenture Trustee for the benefit of the Holders pursuant to the Indenture of any or all of the Issuer’s rights hereunder and the assignment of any or all of the Issuer’s rights hereunder to the Indenture Trustee for the benefit of the Holders. The Indenture Trustee shall be a third-party beneficiary of this Administration Agreement and is entitled to enforce the provisions hereof as if it were a party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Administration Agreement to be duly executed and delivered as of the day and year first above written.

VIRGINIA POWER FUEL SECURITIZATION, LLC, as Issuer

By:
	Name:	David M. McFarland
	Title:	Treasurer

VIRGINIA ELECTRIC AND POWER COMPANY, as Administrator

By:
	Name:	David M. McFarland
	Title:	Vice President – Investor Relations and Treasurer

Signature Page to Administration Agreement

APPENDIX A

DEFINITIONS AND RULES OF CONSTRUCTION

A.	Defined Terms. The following terms have the following meanings:

“17g-5 Website” is defined in Section 10.18(a) of the Indenture.

“Account Records” is defined in Section 1(a)(i) of the Administration Agreement.

“Act” is defined in Section 10.03(a) of the Indenture.

“Administration Agreement” means the Administration Agreement, dated as of the Closing Date, by and between VEPCO and the Issuer.

“Administration Fee” is defined in Section 2 of the Administration Agreement.

“Administrator” means VEPCO, as Administrator under the Administration Agreement, or any successor Administrator to the extent permitted under the Administration Agreement.

“Affiliate” means, with respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such specified Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Amendatory Schedule” means a revision to service riders or any other notice filing filed with the Commission in respect of the Deferred Fuel Cost Rate Schedule pursuant to a True-Up Adjustment.

“Annual Accountant’s Report” is defined in Section 3.04(a) of the Servicing Agreement.

“Annual Report on Form 10-K” means the Annual Report on Form 10-K of VEPCO.

“Authorized Denomination” means, with respect to any Deferred Fuel Cost Bond, the authorized denomination therefor specified in the Supplemental Indenture, which shall be at least $2,000 and, except as otherwise provided in the Supplemental Indenture, integral multiples of $1,000 in excess thereof, except for one Deferred Fuel Cost Bond in each Tranche, which may be of a smaller denomination.

“Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.).

“Basic Documents” means the Indenture, the Supplemental Indenture, the Certificate of Formation, the LLC Agreement, the Administration Agreement, the Sale Agreement, the Bill of Sale, the Servicing Agreement, the Letter of Representations, the Underwriting Agreement and all other documents and certificates delivered in connection therewith.

“Bill of Sale” means a bill of sale substantially in the form of Exhibit A to the Sale Agreement delivered pursuant to Section 2.02(a) of the Sale Agreement.

“Billed Deferred Fuel Cost Charges” means the amounts of Deferred Fuel Cost Charges billed by the Servicer.

“Bills” means each of the regular monthly bills, summary bills, opening bills, closing bills or other bills issued to Customers by VEPCO in its capacity as Servicer.

“Bond Interest Rate” means, with respect to any Tranche of Deferred Fuel Cost Bonds, the rate at which interest accrues on the Deferred Fuel Cost Bonds of such Tranche, as specified in the Supplemental Indenture.

“Book-Entry Form” means, with respect to any Deferred Fuel Cost Bond, that such Deferred Fuel Cost Bond is not certificated and the ownership and transfers thereof shall be made through book entries by a Clearing Agency as described in Section 2.11 of the Indenture and the Supplemental Indenture.

“Book-Entry Deferred Fuel Cost Bonds” means any Deferred Fuel Cost Bonds issued in Book-Entry Form; provided, however, that, after the occurrence of a condition whereupon book-entry registration and transfer are no longer permitted and Definitive Deferred Fuel Cost Bonds are to be issued to the Holder of such Deferred Fuel Cost Bonds, such Deferred Fuel Cost Bonds shall no longer be “Book-Entry Deferred Fuel Cost Bonds.”

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Richmond, Virginia or New York, New York are, or DTC or the Corporate Trust Office is, authorized or obligated by law, regulation or executive order to be closed.

“Capital Contribution” means the amount of cash contributed to the Issuer by VEPCO as specified in the LLC Agreement.

“Capital Subaccount” is defined in Section 8.02(a) of the Indenture.

“Certificate of Compliance” means the certificate referred to in Section 3.03 of the Servicing Agreement and substantially in the form of Exhibit E to the Servicing Agreement.

“Certificate of Formation” means the Certificate of Formation filed with the Secretary of State of the State of Delaware on October 23, 2023 pursuant to which the Issuer was formed.

“Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code.

“Clearing Agency” means an organization registered as a “clearing agency” pursuant to Section 17A of the Exchange Act.

“Clearing Agency Participant” means a securities broker, dealer, bank, trust company, clearing corporation or other financial institution or other Person for whom from time to time a Clearing Agency effects book entry transfers and pledges of securities deposited with such Clearing Agency.

“Closing Date” means the date on which the Deferred Fuel Cost Bonds are originally issued in accordance with Section 2.10 of the Indenture and the Supplemental Indenture.

“Code” means the Internal Revenue Code of 1986.

“Collateral” is defined in the preamble of the Indenture.

“Collection Account” is defined in Section 8.02(a) of the Indenture.

“Collection in Full of the Charges” means the day on which the aggregate amounts on deposit in the General Subaccount and the Excess Funds Subaccount are sufficient to pay in full all the Outstanding Deferred Fuel Cost Bonds and to replenish any shortfall in the Capital Subaccount.

“Collection Lag” means the average number of days between when retail electric customers of VEPCo are billed and when payments are received by VEPCo from such customers through the normal billing process.

“Collection Period” means any period commencing on the first Servicer Business Day of any calendar month and ending on the last Servicer Business Day of such calendar month.

“Commission” means the State Corporation Commission of the Commonwealth of Virginia.

“Commission Regulations” means any orders issued or rules or regulations, including temporary regulations, promulgated by the Commission pursuant to Virginia law.

“Commonwealth Pledge” means the pledge of the Commonwealth of Virginia as set forth in Section 56-249.6:2 J 1 of the Deferred Fuel Cost Statute and in the Financing Order.

“Company Minutes” is defined in Section 1(a)(iv) of the Administration Agreement.

“Corporate Trust Office” means the office of the Indenture Trustee at which, at any particular time, its corporate trust business shall be administered (for all purposes other than registration of transfers of Deferred Fuel Cost Bonds), which office as of the Closing Date is located at U.S. Bank Trust Company, National Association, 190 S. LaSalle Street, 7th Floor, Chicago, Illinois 60603, Attention: Virginia Power Fuel Securitization, LLC, Telephone: (312) 332-7453, Facsimile: (312) 332-7996, and for registration of transfers of the Deferred Fuel Cost Bonds, the office is located at U.S. Bank Trust Company, National Association, 111 Fillmore Avenue East, St. Paul, Minnesota 55107, Attention: Bondholder Services, or at such other address as the Indenture Trustee may designate from time to time by notice to the Holders of Deferred Fuel Cost Bonds and the Issuer, or the principal corporate trust office of any successor trustee designated by like notice.

“Covenant Defeasance Option” is defined in Section 4.01(b) of the Indenture.

“Customer” means any existing or future retail customer located within the Commonwealth of Virginia receiving transmission or distribution service from VEPCO or its successors or assignees, irrespective of the generation supplier of such customer, except for (i) any Exempt Retail Access Customer and (ii) any customer with demand in excess of five megawatts in 2022 that elected to opt out of any deferred fuel cost securitization as permitted by the Deferred Fuel Cost Statute.

“Daily Remittance” is defined in Section 6.11(a) of the Servicing Agreement.

“Default” means any occurrence that is, or with notice or the lapse of time or both would become, an Event of Default.

“Deferred Fuel Cost Bonds” means the 2024 Senior Secured Deferred Fuel Cost Bonds issued by the Issuer on the Closing Date.

“Deferred Fuel Cost Bond Register” is defined in Section 2.05 of the Indenture.

“Deferred Fuel Cost Bond Registrar” is defined in Section 2.05 of the Indenture.

“Deferred Fuel Cost Charge Collections” means Deferred Fuel Cost Charges actually received by the Servicer to be remitted to the Collection Account.

“Deferred Fuel Cost Charge Payments” means the payments made by Customers based on the Deferred Fuel Cost Charges.

“Deferred Fuel Cost Charge” means any deferred fuel cost charge as defined in Section 56-249.6:2 O of the Deferred Fuel Cost Statute that are authorized by the Financing Order.

“Deferred Fuel Cost Collateral” means Collateral for the benefit of the Deferred Fuel Cost Bonds.

“Deferred Fuel Costs” means VEPCO’s deferred fuel costs and related carrying costs as identified in the Financing Order.

“Deferred Fuel Cost Property” means all deferred fuel cost property as defined in Section 56-249.6:2 O of the Deferred Fuel Cost Statute created pursuant to the Financing Order and under the Deferred Fuel Cost Statute, including the right to impose, bill, charge, collect and receive the Deferred Fuel Cost Charge authorized under the Financing Order and to obtain periodic adjustments of the Deferred Fuel Cost Charge and all revenue, collections, claims, rights to payments, payments, money, or proceeds arising from the rights and interests specified in the Financing Order, regardless of whether such revenues, collections, claims, rights to payments, money, or proceeds are imposed, billed, received, collected, or maintained together with or commingled with other revenues, collections, rights to payment, payments, money or proceeds.

“Deferred Fuel Cost Property Records” is defined in Section 5.01 of the Servicing Agreement.

“Deferred Fuel Cost Statute” means the portion of the Virginia Electric Utility Regulation Act, effective July 1, 2023, codified at Section 249.6:2 of Title 56 of the Code of Virginia.

“Deferred Fuel Cost Rate Schedule” means the Tariff sheets to be filed with the Commission stating the amounts of the Deferred Fuel Cost Charges, as such Tariff sheets may be amended or modified from time to time pursuant to a True-Up Adjustment.

“Definitive Deferred Fuel Cost Bonds” is defined in Section 2.11 of the Indenture.

“Delaware UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of Delaware.

“DTC” means The Depository Trust Company.

“Eligible Account” means a segregated non-interest-bearing trust account with an Eligible Institution.

“Eligible Institution” means:

(a) the corporate trust department of the Indenture Trustee or an Affiliate thereof, so long as the Indenture Trustee or such Affiliate has (i) either a short-term deposit or issuer rating from Moody’s of at least “P-1” or a long-term unsecured debt or issuer rating from Moody’s of at least “A2”, and (ii) a short-term deposit or issuer rating from S&P of at least “A-1”, or a long-term unsecured debt or issuer rating from S&P of at least “A”; or

(b) a depository institution organized under the laws of the United States of America or any State (or any domestic branch of a foreign bank) (i) that has either (A) a long-term unsecured debt or issuer rating of “AA-” or higher by S&P and “A2” or higher by Moody’s, or (B) a short-term deposit, short-term (bank deposit) or issuer rating of “A-1” or higher by S&P and “P-1” or higher by Moody’s, and (ii) whose deposits are insured by the Federal Deposit Insurance Corporation.

If so qualified under clause (b) of this definition, the Indenture Trustee may be considered an Eligible Institution for the purposes of clause (a) of this definition.

“Eligible Investments” means instruments or investment property that evidence:

(a) direct obligations of, or obligations fully and unconditionally guaranteed as to timely payment by, the United States of America;

(b) demand or time deposits of, unsecured certificates of deposit of, money market deposit accounts of, or bankers’ acceptances issued by, any depository institution (including the Indenture Trustee and any of its Affiliates, acting in its commercial capacity) incorporated or organized under the laws of the United States of America or any State thereof and subject to supervision and examination by U.S. federal or state banking authorities, so long as the commercial paper or other short-term debt obligations of such depository institution are, at the time of deposit or contractual commitment, rated at least “A-1” and “P-1” or their equivalents by each of S&P and Moody’s, or such lower rating as will not result in the downgrading or withdrawal of the ratings of the Deferred Fuel Cost Bonds;

(c) commercial paper (including commercial paper of the Indenture Trustee or any of its Affiliates, acting in its commercial capacity, and other than commercial paper of VEPCO or any of its Affiliates), which at the time investment or contractual commitment to invest, has a rating of at least “A-1” and “P-1” or their equivalents by each of S&P and Moody’s or such lower rating as will not result in the downgrading or withdrawal of the ratings of the Deferred Fuel Cost Bonds;

(d) investments in money market funds having a rating in the highest investment category granted thereby (including funds for which the Indenture Trustee or any of its Affiliates is investment manager or advisor) from Moody’s and S&P;

(e) repurchase obligations with respect to any security that is a direct obligation of, or fully guaranteed by, the United States of America or its agencies or instrumentalities, entered into with Eligible Institutions;

(f) repurchase obligations with respect to any security or whole loan entered into with an Eligible Institution or with a registered broker/dealer acting as principal and that meets the following ratings criteria: (i) a broker/dealer (acting as principal) registered as a broker or dealer under Section 15 of the Exchange Act (any such broker/dealer being referred to in this definition as a “broker/dealer”), the unsecured short-term debt obligations of which are rated at least “P-1” by Moody’s and “A-1+” by S&P at the time of entering into such repurchase obligation, or (ii) an unrated broker/dealer, acting as principal, that is a wholly-owned subsidiary of a non-bank or bank holding company the unsecured short-term debt obligations of which are rated at least “P-1” by Moody’s and “A-1+” by S&P at the time of purchase so long as the obligations of such unrated broker/dealer are unconditionally guaranteed by such non-bank or bank holding company; or

(g) any other investment permitted by each of the Rating Agencies;

in each case maturing not later than the Business Day preceding the next Payment Date or Special Payment Date, if applicable (for the avoidance of doubt, investments in money market funds or similar instruments that are redeemable on demand shall be deemed to satisfy the foregoing requirement). Notwithstanding the foregoing: (1) no securities or investments that mature in 30 days or more shall be “Eligible Investments” unless the issuer thereof has either a short-term unsecured debt rating of at least “P-1” from Moody’s or a long-term unsecured debt rating of at least “A1” from Moody’s and also has a long-term unsecured debt rating of at least “A” from S&P; (2) no securities or investments described in clauses (b) through (d) above that have maturities of more than 30 days but less than or equal to 3 months shall be “Eligible Investments” unless the issuer thereof has a long-term unsecured debt rating of at least “A1” from Moody’s and a short-term unsecured debt rating of at least “P-1” from Moody’s; (3) no securities or investments described in clauses (b) through (d) above that have maturities of more than 3 months shall be “Eligible Investments” unless the issuer thereof has a long-term unsecured debt rating of at least “A1” from Moody’s and a short-term unsecured debt rating of at least “P-1” from Moody’s; (4) no securities or investments described in clauses (b) through (d) above which have a maturity of 60 days or less shall be Eligible Investments unless such securities have a rating from S&P of at least “A-1”; and (5) no securities or investments described in clauses (b) through (d) above which have a maturity of more than 60 days shall be Eligible Investments unless such securities have a rating from S&P of at least “AA-”, “A-1+” or “AAAm.”

“Estimated Deferred Fuel Cost Charge Collections” means the sum of the Deferred Fuel Cost Charge Collections which are deemed to have been received by the Servicer, calculated in accordance with Exhibit A to the Servicing Agreement.

“Event of Default” is defined in Section 5.01 of the Indenture.

“Excess Remittance” means the amount, if any, calculated for a particular Reconciliation Period, by which all Estimated Deferred Fuel Cost Charge Collections remitted to the Collection Account during such Reconciliation Period exceed Deferred Fuel Cost Charge Collections during such Reconciliation Period.

“Excess Funds Subaccount” is defined in Section 8.02(a) of the Indenture.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exempt Retail Access Customer” means a retail customer of VEPCO that, pursuant to the provisions of §§ 56-577 or 56-577.1 of Title 56 of the Code of Virginia, purchased electric energy exclusively from a supplier of electric energy licensed to sell retail electric energy exclusively within the Commonwealth of Virginia other than VEPCO, or that purchased electric energy from VEPCO pursuant to a Commission-approved market-based tariff, during the period when the Deferred Fuel Costs were incurred.

“Expected Sinking Fund Schedule” means, with respect to any Tranche, the expected sinking fund schedule related thereto set forth in the Supplemental Indenture.

“Federal Book-Entry Regulations” means 31 C.F.R. Part 357 et seq. (Department of Treasury).

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Servicer from three federal funds brokers of recognized standing selected by it.

“Final” means, with respect to the Financing Order, that the Financing Order has become final, that the Financing Order is not being appealed and that the time for filing an appeal thereof has expired.

“Final Maturity Date” means, with respect to each Tranche of Deferred Fuel Cost Bonds, the final maturity date therefor as specified in the Supplemental Indenture.

“Financing Costs” means all financing costs as defined in Section 56-249.6:2 O of the Deferred Fuel Cost Statute allowed to be recovered by VEPCO under the Financing Order.

“Financing Order” means the financing order issued by the Commission to VEPCO on November 3, 2023, Case No. PUR-2023-00112, authorizing the creation of the Deferred Fuel Cost Property.

“Financing Party” means any and all of the following: the Holders, the Indenture Trustee, VEPCO, any collateral agent, any party under the Basic Documents, or any other Person acting for the benefit of the Holders.

“General Subaccount” is defined in Section 8.02(a) of the Indenture for such Series.

“Global Deferred Fuel Cost Bond” means a Deferred Fuel Cost Bond to be issued to the Holders thereof in Book-Entry Form, which Deferred Fuel Cost Bond shall be issued to the Clearing Agency, or its nominee, in accordance with Section 2.11 of the Indenture and the Supplemental Indenture.

“Governmental Authority” means any nation or government, any U.S. federal, state, local or other political subdivision thereof and any court, administrative agency or other instrumentality or entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Grant” means mortgage, pledge, bargain, sell, warrant, alienate, remise, release, convey, grant, transfer, create, grant a lien upon, a security interest in and right of set-off against, deposit, set over and confirm pursuant to the Indenture and the Supplemental Indenture. A Grant of the Collateral shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including the immediate and continuing right to claim for, collect, receive and give receipt for payments in respect of the Collateral and all other moneys payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring Proceedings in the name of the granting party or otherwise and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Holder” means the Person in whose name a Deferred Fuel Cost Bond is registered on the Deferred Fuel Cost Bond Register.

“Indemnified Losses” is defined in Section 5.03 of the Servicing Agreement.

“Indemnified Party” is defined in Section 6.02(a) of the Servicing Agreement.

“Indenture” means the Indenture, dated as of the Closing Date, by and among the Issuer, the Indenture Trustee and the Securities Intermediary, as supplemented by the Supplemental Indenture and as further supplemented or amended by any other supplemental indenture entered into in accordance with Article IX of the Indenture, unless the context otherwise requires.

“Indenture Trustee” means U.S. Bank Trust Company, National Association, a national banking association, not in its individual capacity, but solely in its capacity as indenture trustee for the benefit of the Holders, or any other indenture trustee for the benefit of the Holders, under the Indenture.

“Independent” means, when used with respect to any specified Person, that such specified Person (a) is in fact independent of the Issuer, any other obligor on the Deferred Fuel Cost Bonds, the Seller, the Servicer and any Affiliate of any of the foregoing Persons, (b) does not have any direct financial interest or any material indirect financial interest in the Issuer, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons and (c) is not connected with the Issuer, any such other obligor, the Seller, the Servicer or any Affiliate of any of the foregoing Persons as an officer, employee, promoter, underwriter, trustee, partner, director (other than as an independent director or manager) or individual performing similar functions.

“Independent Certificate” means a certificate to be delivered to the Indenture Trustee under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, made by an Independent appraiser or other expert appointed by an Issuer Order and consented to by the Indenture Trustee, and such certificate shall state that the signer has read the definition of “Independent” in the Indenture and that the signer is Independent within the meaning thereof.

“Independent Manager” is defined in Section 4.01(a) of the LLC Agreement.

“Independent Manager Fee” is defined in Section 4.01(a) of the LLC Agreement.

“Insolvency Event” means, with respect to a specified Person: (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of such specified Person or any substantial part of its property in an involuntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law in effect as of the Closing Date or thereafter, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such specified Person or for any substantial part of its property, or ordering the winding-up or liquidation of such specified Person’s affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by such specified Person of a voluntary case under any applicable U.S. federal or state bankruptcy, insolvency or other similar law in effect as of the Closing Date or thereafter, or the consent by such specified Person to the entry of an order for relief in an involuntary case under any such law, or the consent by such specified Person to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official for such specified Person or for any substantial part of its property, or the making by such specified Person of any general assignment for the benefit of creditors, or the failure by such specified Person generally to pay its debts as such debts become due, or the taking of action by such specified Person in furtherance of any of the foregoing.

“Interim True-Up Adjustment” means each adjustment to the Deferred Fuel Cost Charges made pursuant to Section 4.01(b)(ii) of the Servicing Agreement.

“Investment Company Act” means the Investment Company Act of 1940.

“Investment Earnings” means investment earnings on funds deposited in the Collection Account net of losses and investment expenses.

“Issuer” means Virginia Power Fuel Securitization, LLC, named as such in the Indenture until a successor replaces it and, thereafter, means the successor and, for purposes of any provision contained herein and required by the Trust Indenture Act, each other obligor on the Deferred Fuel Cost Bonds.

“Issuer Documents” is defined in Section 1(a)(iv) of the Administration Agreement.

“Issuer Order” means a written order signed in the name of the Issuer by any one of its Responsible Officers and delivered to the Indenture Trustee or Paying Agent, as applicable.

“Issuer Request” means a written request signed in the name of the Issuer by any one of its Responsible Officers and delivered to the Indenture Trustee or Paying Agent, as applicable.

“Legal Defeasance Option” is defined in Section 4.01(b) of the Indenture.

“Letter of Representations” means any applicable agreement between the Issuer and the applicable Clearing Agency, with respect to such Clearing Agency’s rights and obligations (in its capacity as a Clearing Agency) with respect to any Book-Entry Deferred Fuel Cost Bonds.

“Lien” means a security interest, lien, mortgage, charge, pledge, claim or encumbrance of any kind.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Virginia Power Fuel Securitization, LLC, dated as of February 5, 2024.

“Losses” means (a) any and all amounts of principal of and interest on the Deferred Fuel Cost Bonds not paid when due or when scheduled to be paid in accordance with their terms and the amounts of any deposits by or to the Issuer required to have been made in accordance with the terms of the Basic Documents or the Financing Order that are not made when so required and (b) any and all other liabilities, obligations, losses, claims, damages, payments, costs, fees or expenses of any kind whatsoever (including attorneys’ fees and expenses).

“Manager” means each manager of the Issuer under the LLC Agreement.

“Member” has the meaning specified in the first paragraph of the LLC Agreement.

“Monthly Servicer’s Certificate” is defined in Section 3.01(b)(i) of the Servicing Agreement.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto. References to Moody’s are effective so long as Moody’s is a Rating Agency.

“NRSRO” is defined in Section 10.19(b) of the Indenture.

“NY UCC” means the Uniform Commercial Code as in effect on the Closing Date in the State of New York.

“Officer’s Certificate” means a certificate signed by a Responsible Officer of the Issuer under the circumstances described in, and otherwise complying with, the applicable requirements of Section 10.01 of the Indenture, and delivered to the Indenture Trustee.

“Ongoing Financing Costs” means the Financing Costs described as such in the Financing Order, including Operating Expenses and any other costs identified in the Basic Documents; provided, however, that Ongoing Financing Costs do not include the Issuer’s costs of issuance of the Deferred Fuel Cost Bonds.

“Operating Expenses” means all unreimbursed fees, costs and out-of-pocket expenses of the Issuer, including all amounts owed by the Issuer to the Indenture Trustee (including indemnities, legal costs, attorneys’ fees and expenses, audit fees and expenses) or any Manager, the Servicing Fee, the Administration Fee, legal and accounting fees, Rating Agency fees, any Regulatory Assessment Fees and related fees (i.e. website provider fees) and any franchise or other taxes owed by the Issuer, including on investment income in the Collection Account.

“Opinion of Counsel” means one or more written opinions of counsel, who may, except as otherwise expressly provided in the Basic Documents, be employees of or counsel to the party providing such opinion of counsel, which counsel shall be reasonably acceptable to the party receiving such opinion of counsel, and shall be in form and substance reasonably acceptable to such party.

“Outstanding” means, as of the date of determination, all Deferred Fuel Cost Bonds theretofore authenticated and delivered under the Indenture, except:

(a) Deferred Fuel Cost Bonds theretofore canceled by the Deferred Fuel Cost Bond Registrar or delivered to the Deferred Fuel Cost Bond Registrar for cancellation;

(b) Deferred Fuel Cost Bonds or portions thereof the payment for which money in the necessary amount has been theretofore deposited with the Indenture Trustee or any Paying Agent in trust for the Holders of such Deferred Fuel Cost; and

(c) Deferred Fuel Cost Bonds in exchange for or in lieu of other Deferred Fuel Cost Bonds that have been issued pursuant to the Indenture unless proof satisfactory to the Indenture Trustee is presented that any such Deferred Fuel Cost Bonds are held by a Protected Purchaser;

provided, that, in determining whether the Holders of the requisite Outstanding Amount of the Deferred Fuel Cost Bonds or any Tranche thereof have given any request, demand, authorization, direction, notice, consent or waiver under any Basic Document, Deferred Fuel Cost Bonds owned by the Issuer, any other obligor upon the Deferred Fuel Cost Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons shall be disregarded and deemed not to be Outstanding (unless one or more such Persons owns 100% of the Deferred Fuel Cost Bonds), except that, in determining whether the Indenture Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Deferred Fuel Cost Bonds that a Responsible Officer of the Indenture Trustee actually knows to be so owned shall be so disregarded. Deferred Fuel Cost Bonds so owned that have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Indenture Trustee the pledgee’s right so to act with respect to such Deferred Fuel Cost Bonds and that the pledgee is not the Issuer, any other obligor upon the Deferred Fuel Cost Bonds, the Member, the Seller, the Servicer or any Affiliate of any of the foregoing Persons.

“Outstanding Amount” means the aggregate principal amount of all Deferred Fuel Cost Bonds, or, if the context requires, all Deferred Fuel Cost Bonds of a given Tranche, Outstanding at the date of determination.

“Paying Agent” means, with respect to the Indenture, U.S. Bank Trust Company, National Association, or any successor thereto appointed in accordance with the Indenture, and any other Person appointed as a paying agent for the Deferred Fuel Cost Bonds pursuant to the Indenture.

“Payment Date” means, with respect to any Tranche of Deferred Fuel Cost Bonds, the dates specified in the Supplemental Indenture; provided, that if any such date is not a Business Day, the Payment Date shall be the Business Day succeeding such date.

“Periodic Billing Requirement” means, for any Remittance Period, the aggregate amount of Deferred Fuel Cost Charges calculated by the Servicer as necessary to be billed during such period in order to collect the Periodic Payment Requirement on a timely basis.

“Periodic Interest” means, with respect to any Payment Date, the periodic interest for such Payment Date as specified in the Supplemental Indenture.

“Periodic Payment Requirement” for any Remittance Period means the total dollar amount of Deferred Fuel Cost Charge Collections reasonably calculated by the Servicer in accordance with Section 4.01 of the Servicing Agreement as necessary to be received during such Remittance Period (after giving effect to the allocation and distribution of amounts on deposit in the Excess Funds Subaccount at the time of calculation and that are projected to be available for payments on the Deferred Fuel Cost Bonds at the end of such Remittance Period and including any shortfalls in Periodic Payment Requirements for any prior Remittance Period) in order to ensure that, as of the last Payment Date occurring in such Remittance Period, (a) all accrued and unpaid principal of and interest on the Deferred Fuel Cost Bonds then due shall have been paid in full on a timely basis, (b) the Outstanding Amount of the Deferred Fuel Cost Bonds is equal to the Projected Unpaid Balance on each Payment Date during such Remittance Period, (c) the balance on deposit in the Capital Subaccount equals the Required Capital Level and (d) all other fees and expenses due and owing and required or allowed to be paid under Section 8.02 of the Indenture as of such date shall have been paid in full; provided, that, with respect to any Semi-Annual True-Up Adjustment or Interim True-Up Adjustment occurring after the date that is one year prior to the last Scheduled Final Payment Date for the Deferred Fuel Cost Bonds, the Periodic Payment Requirements shall be calculated to ensure that sufficient Deferred Fuel Cost Charges will be collected to retire the Deferred Fuel Cost Bonds in full as of the next Payment Date.

“Periodic Principal” means, with respect to any Payment Date, the excess, if any, of the Outstanding Amount of Deferred Fuel Cost Bonds over the outstanding principal balance specified for such Payment Date on the Expected Sinking Fund Schedule.

“Permitted Lien” means the Lien created by the Indenture.

“Permitted Successor” is defined in Section 5.02 of the Sale Agreement.

“Person” means any individual, corporation, limited liability company, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or Governmental Authority.

“Predecessor Deferred Fuel Cost Bond” means, with respect to any particular Deferred Fuel Cost Bond, every previous Deferred Fuel Cost Bond evidencing all or a portion of the same debt as that evidenced by such particular Deferred Fuel Cost Bond, and, for the purpose of this definition, any Deferred Fuel Cost Bond authenticated and delivered under Section 2.06 of the Indenture in lieu of a mutilated, lost, destroyed or stolen Deferred Fuel Cost Bond shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Deferred Fuel Cost Bond.

“Premises” is defined in Section 1(g) of the Administration Agreement.

“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.

“Projected Unpaid Balance” means, as of any Payment Date, the sum of the projected outstanding principal amount of each Tranche of Deferred Fuel Cost Bonds for such Payment Date set forth in the Expected Sinking Fund Schedule.

“Protected Purchaser” has the meaning specified in Section 8-303 of the UCC.:

“Rating Agency” means, with respect to any Tranche of Deferred Fuel Cost Bonds, any of Moody’s, S&P or Fitch that provides a rating with respect to the Deferred Fuel Cost Bonds. If no such organization (or successor) is any longer in existence, “Rating Agency” means a nationally recognized statistical rating organization or other comparable Person designated by the Issuer, notice of which designation shall be given to the Indenture Trustee and the Servicer.

“Rating Agency Condition” means, with respect to any action, at least 10 Business Days’ prior written notification to each Rating Agency of such action, and written confirmation from each of S&P and Moody’s to the Servicer, the Indenture Trustee and the Issuer that such action will not result in a suspension, reduction or withdrawal of the then current rating by such Rating Agency of any Tranche of Deferred Fuel Cost Bonds; provided, that, if, within such 10 Business Day period, any Rating Agency (other than S&P) has neither replied to such notification nor responded in a manner that indicates that such Rating Agency is reviewing and considering the notification, then (a) the Issuer shall be required to confirm that such Rating Agency has received the Rating Agency Condition request and, if it has, promptly request the related Rating Agency Condition confirmation and (b) if the Rating Agency neither replies to such notification nor responds in a manner that indicates it is reviewing and considering the notification within five Business Days following such second request, the applicable Rating Agency Condition requirement shall not be deemed to apply to such Rating Agency. For the purposes of this definition, any confirmation, request, acknowledgment or approval that is required to be in writing may be in the form of electronic mail or a press release (which may contain a general waiver of a Rating Agency’s right to review or consent).

“Reconciliation Period” means the twelve-month period commencing on January 1 of each year and ending on December 31 of each year; provided, however, that the initial Reconciliation Period shall commence on the Closing Date and end on December 31, 2024.

“Record Date” means one Business Day prior to the applicable Payment Date.

“Registered Holder” means the Person in whose name a Deferred Fuel Cost Bond is registered on the Deferred Fuel Cost Bond Register.

“Regulation AB” means the rules of the SEC promulgated under Subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100- 229.1123.

“Reimbursable Expenses” is defined in Section 2 of the Administration Agreement and Section 6.06(a) of the Servicing Agreement.

“Released Parties” is defined in Section 6.02(d) of the Servicing Agreement.

“Remittance Period” means, with respect to any True-Up Adjustment, the period comprised of 6 consecutive Collection Periods beginning with the Collection Period 3 months prior to when such True-Up Adjustment would go into effect, from the Closing Date to the first Scheduled Payment Date, and for each subsequent period between Scheduled Payment Dates.

“Remittance Shortfall” means the amount, if any, calculated for a particular Reconciliation Period, by which all Deferred Fuel Cost Charge Collections during such Reconciliation Period exceed all Estimated Deferred Fuel Cost Charge Collections remitted to the Collection Account during such Reconciliation period.

“Required Capital Level” means the amount specified as such in the Supplemental Indenture.

“Requirement of Law” means any foreign, U.S. federal, state or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Authority or common law.

“Responsible Officer” means, with respect to: (a) the Issuer, any Manager or any duly authorized officer; (b) the Indenture Trustee, any officer within the Corporate Trust Office of the Indenture Trustee (including the President, any Vice President, any Assistant Vice President, any Secretary, any Assistant Treasurer, any Trust Officer or any other officer of the Indenture Trustee having direct responsibility for the administration of the Indenture and also, with respect to a particular matter, any other officer to whom such matter is referred to because of such officer’s knowledge and familiarity with the particular subject); (c) any corporation (other than the Indenture Trustee), the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, any Assistant Treasurer or any other duly authorized officer of such Person who has been authorized to act in the circumstances; (d) any partnership, any general partner thereof; and (e) any other Person (other than an individual), any duly authorized officer or member of such Person, as the context may require, who is authorized to act in matters relating to such Person.

“Return on Invested Capital” means, for any Payment Date with respect to any Remittance Period, the sum of (i) rate of return, payable to VEPCO, on its Capital Contribution equal to the rate of interest payable on the longest maturing Tranche of Deferred Fuel Cost Bonds plus (ii) any Return on Invested Capital not paid on any prior Payment Date.

“S&P” means S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, or any successor thereto. References to S&P are effective so long as S&P is a Rating Agency.

“Sale Agreement” means the Deferred Fuel Cost Property Purchase and Sale Agreement, dated as of the Closing Date, by and between the Issuer and VEPCO, and acknowledged and accepted by the Indenture Trustee.

“Scheduled Final Payment Date” means, with respect to the Deferred Fuel Cost Bonds, the date with respect to each tranche when all interest and principal is scheduled to be paid in accordance with the Expected Sinking Fund Schedule, as specified in the Supplemental Indenture. For the avoidance of doubt, the Scheduled Final Payment Date shall be the last Scheduled Payment Date set forth in the Expected Sinking Fund Schedule. The “last Scheduled Final Payment Date” means the Scheduled Final Payment Date of the latest maturing Tranche of Deferred Fuel Cost Bonds.

“Scheduled Payment Date” means, with respect to each Tranche of Deferred Fuel Cost Bonds, each Payment Date on which principal for such Tranche is to be paid in accordance with the Expected Sinking Fund Schedule for such Tranche.

“SEC” means the Securities and Exchange Commission.

“Secured Obligations” means the payment of principal of and premium, if any, interest on, and any other amounts owing in respect of, the Deferred Fuel Cost Bonds and all fees, expenses, counsel fees and other amounts due and payable to the Indenture Trustee.

“Secured Parties” means the Indenture Trustee, the Holders and any credit enhancer described in the Supplemental Indenture.

“Securities Act” means the Securities Act of 1933.

“Securities Intermediary” means U.S. Bank National Association, a national banking association, solely in the capacity of a “securities intermediary” as defined in the NY UCC and Federal Book-Entry Regulations or any successor securities intermediary under the Indenture.

“Seller” is defined in the preamble to the Sale Agreement.

“Semi-Annual Servicer’s Certificate” is defined in Section 4.01(c)(ii) of the Servicing Agreement.

“Semi-Annual True-Up Adjustment” means each adjustment to the Deferred Fuel Cost Charges made in accordance with Section 4.01(b)(i) of the Servicing Agreement.

“Semi-Annual True-Up Adjustment Date” means the first billing cycle of February and August of each year, commencing in August, 2024.

“Servicer” means the Servicer under the Servicing Agreement, which initially is VEPCO.

“Servicer Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in Richmond, Virginia or New York, New York are authorized or obligated by law, regulation or executive order to be closed, on which the Servicer maintains normal office hours and conducts business.

“Servicer Default” is defined in Section 7.01 of the Servicing Agreement.

“Servicer Policies and Practices” means, with respect to the Servicer’s duties under Exhibit A to the Servicing Agreement, the policies and practices of the Servicer applicable to such duties that the Servicer follows with respect to comparable assets that it services for itself and, if applicable, others.

“Servicing Agreement” means the Deferred Fuel Cost Property Servicing Agreement, dated as of the Closing Date, by and between the Issuer and VEPCO, and acknowledged and accepted by the Indenture Trustee.

“Servicing Fee” is defined in Section 6.06(a) of the Servicing Agreement.

“Servicing Standard” means the obligation of the Servicer to calculate, apply, remit and reconcile proceeds of the Property, including Deferred Fuel Cost Charge Payments, and all other Collateral for the benefit of the Issuer and the Holders (a) with the same degree of care and diligence as the Servicer applies with respect to payments owed to it for its own account, (b) in accordance with all applicable procedures and requirements established by the Commission for collection of electric utility tariffs and (c) in accordance with the other terms of the Servicing Agreement.

“Special Payment Date” means the date on which, with respect to any Tranche of the Deferred Fuel Cost Bonds, any payment of principal or of interest (including any interest accruing upon default) on, or any other amount in respect of, the Deferred Fuel Cost Bonds of such Tranche that is not actually paid within 5 days of the Payment Date applicable thereto is to be made by the Indenture Trustee to the Holders.

“Special Record Date” means, with respect to any Special Payment Date, the close of business on the fifteenth day (whether or not a Business Day) preceding such Special Payment Date.

“Sponsor” means VEPCO, in its capacity as “sponsor” of the Deferred Fuel Cost Bonds within the meaning of Regulation AB.

“State” means any one of the fifty states of the United States of America or the District of Columbia.

“Subaccounts” is defined in Section 8.02(a) of the Indenture.

“Successor” means any successor to VEPCO under the Deferred Fuel Cost Statute, whether pursuant to any bankruptcy, reorganization or other insolvency proceeding or pursuant to any merger, conversion, acquisition, sale or transfer, by operation of law, as a result of electric utility restructuring, or otherwise.

“Successor Servicer” is defined in Section 3.07(e) of the Indenture.

“Supplemental Indenture” means the indenture supplemental to the Indenture in the form attached as Exhibit B to the Indenture that authorizes the issuance of the Deferred Fuel Cost Bonds.

“Tariff” means the most current version of the tariff implementing the Deferred Fuel Cost Charges on file with the Commission.

“Tax Returns” is defined in Section 1(a)(iii) of the Administration Agreement.

“Temporary Deferred Fuel Cost Bonds” means Deferred Fuel Cost Bonds executed and, upon the receipt of an Issuer Order, authenticated and delivered by the Indenture Trustee pending the preparation of Definitive Deferred Fuel Cost Bonds pursuant to Section 2.04 of the Indenture.

“Termination Notice” is defined in Section 7.01 of the Servicing Agreement.

“Tranche” means any one of the groupings of Deferred Fuel Cost Bonds differentiated by schedule final payment date, expected sinking fund schedule, maturity date, interest rate or other terms, as specified in the Supplemental Indenture.

“Tranche Maturity Date” means, with respect to any Tranche of Deferred Fuel Cost Bonds, the maturity date therefor, as specified in the Supplemental Indenture.

“True-Up Adjustment” means any Semi-Annual True-Up Adjustment or Interim True-Up Adjustment, as the case may be.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as in force on the Closing Date, unless otherwise specifically provided.

“UCC” means the Uniform Commercial Code as in effect in the relevant jurisdiction.

“Underwriters” means the underwriters who purchase Deferred Fuel Cost Bonds from the Issuer and sell such Deferred Fuel Cost Bonds in a public offering.

“Underwriting Agreement” means the Underwriting Agreement, dated February 5, 2024, by and among the Issuer, VEPCO, and the representatives of the several Underwriters named therein, as the same may be amended, supplemented or modified from time to time, with respect to the issuance of the Deferred Fuel Cost Bonds.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and that are not callable at the option of the issuer thereof.

“VEPCO” means Virginia Electric and Power Company, a Virginia corporation.

“Virginia UCC” means the Uniform Commercial Code as in effect on the Closing Date in the Commonwealth of Virginia.

B.	Rules of Construction. Unless the context otherwise requires, in each Basic Document to which this Appendix A is attached:

(a) All accounting terms not specifically defined herein shall be construed in accordance with United States generally accepted accounting principles. To the extent that the definitions of accounting terms in any Basic Document are inconsistent with the meanings of such terms under generally accepted accounting principles or regulatory accounting principles, the definitions contained in such Basic Document shall control.

(b) The term “including” means “including without limitation”, and other forms of the verb “include” have correlative meanings.

(c) All references to any Person shall include such Person’s permitted successors and assigns, and any reference to a Person in a particular capacity excludes such Person in other capacities.

(d) Unless otherwise stated in any of the Basic Documents, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding.”

(e) The words “hereof”, “herein” and “hereunder” and words of similar import when used in any Basic Document shall refer to such Basic Document as a whole and not to any particular provision of such Basic Document. References to Articles, Sections, Appendices and Exhibits in any Basic Document are references to Articles, Sections, Appendices and Exhibits in or to such Basic Document unless otherwise specified in such Basic Document.

(f) The various captions (including the tables of contents) in each Basic Document are provided solely for convenience of reference and shall not affect the meaning or interpretation of any Basic Document.

(g) The definitions contained in this Appendix A apply equally to the singular and plural forms of such terms, and words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.

(h) Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth in such agreement or document) and include any attachments thereto.

(i) References to any law, rule, regulation or order of a Governmental Authority shall include such law, rule, regulation or order as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

(j) The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(k) The word “or” is not exclusive.

(l) All terms defined in the relevant Basic Document to which this Appendix A is attached shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.

(m) A term has the meaning assigned to it.

(n) Any days referenced herein that are not defined as Business Days or Servicer Business Days, as applicable, shall be calendar days.